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EXHIBIT 3.17

THE SMI TRUST

    DECLARATION OF TRUST (sometimes also referred to as "this declaration" or as the "Trust"), made at Waltham, Middesex County, Massachusetts, this 27th day of August, 1996, by Dennis M. Hanson, 800 South Street, Waltham, Middlesex County, Massachusetts (hereinafter, with his successors as Trustee(s) hereunder, called the "Trustee"), and concurred in by the holder(s) of units of beneficial interest (the "Unitholder(s)").

WITNESSETH THAT:

    WHEREAS the Trustee, with the concurrence of the Unitholder(s), desires to create a Massachusetts business trust known as the SMI Trust;

    NOW, THEREFORE, this Declaration Witnesseth, and it is hereby agreed and declared, that the Trustee shall hold all moneys and property (real, personal (and mixed) of every kind or nature, both tangible and intangible, at any time acquired or received by him as Trustee hereunder, together with the income therefrom and the proceeds thereof (all of the foregoing while so held being hereinafter generally called the "trust estate") in trust for the uses and purposes and in the manner and with and subject to the powers and provisions hereinafter contained concerning the same for the benefit of the Unitholders according to their respective interests, as set forth on Schedule A, as amended from time to time.

ARTICLE 1

Concerning Organization and Powers

1.1
Name.  So that it may be practicable, the business of the Trust shall be conducted and transacted under the name THE SMI TRUST, which name (and the word "Trust" wherever used in this Declaration, except where the context otherwise requires) shall refer to the Trustee as trustee but not personally, and shall not refer to the officers, agents or Unitholder(s) of the Trust.

1.2
Place of Business.  The principle place of business of the Trust shall be 800 South Street, Waltham, Middlesex County, Massachusetts or in such other place within the Commonwealth of Massachusetts as the Trustee may from time to time select. Branch offices may be established, maintained, changed and discontinued at such times and places as the Trustee may from time to time determine.

1.3
Business and Powers.  The purposes of the Trust are to hold, directly or indirectly, shares of or interests in, and to be a "holding company" (as defined in Chapter 62, Section 8, of the Massachusetts General Laws) for the Unitholder(s) and/or entities affiliated with the Unitholder(s) and to conduct such other lawful business and activities as business trusts are permitted to conduct under the law of The Commonwealth of Massachusetts. The Trustee, who shall be initially one in number and who shall serve alone (unless additional Trustees are appointed or an Interim Trustee or Interim Trustees is or are appointed or unless he or any successor Trustee is succeeded by more than one Trustee as provided herein) shall, subject only to the specific limitations in this Declaration contained, have the absolute control, management and distribution of the trust estate and the conduct of the business of the Trust. He shall have power from time to time:

(a)
To deposit, lend to the Unitholder(s) and/or affiliates of the Unitholder(s), invest or deal with the moneys forming part of the trust estate upon such security or without security and otherwise in such manner as he may from time to time determine;

(b)
To issue for cash, or as a dividend ratably to the Unitholder(s), or in payment for or as consideration for the acquisition of any property (including shares of capital stock of any corporation), units of beneficial interest herein, in such amounts and kinds and in such proportions and to such persons as the Trustee may in his discretion determine, but subject nevertheless to the conditions and limitations in regard to the issuance of such units hereinafter contained;

  (c)
  To borrow or raise such sum or sums of money as he may deem advisable, and to evidence the same by notes, bonds, debentures, securities or other evidences beyond the possible termination of this Trust or at any earlier time or times, and to secure the payment of the same by mortgage, pledge or charge, by one or more instruments of the whole or any part of the trust estate, with or without power of sale, and of such terms and conditions as he may deem advisable (including, without limiting the generality of the foregoing, the power so to mortgage, pledge or charge the whole or any part of the trust estate as security for repayment of the entire amount of a loan made partly to the Trust and partly to one or more other participants);

  (d)
  To refund, discharge and pay off or renew, replace or extend any mortgage, pledge or charge upon the trust estate or any part thereof;

  (e)
  To distribute any of the Trust property among the Unitholder(s) in specie;

  (f)
  To invest and reinvest capital or other funds of the Trust to vote any shares of capital stock or other securities forming party of the Trust property; to collect, sue for, receive any receipt for, all sums of money coming due to the Trust or to the Trustee, and settle all accounts, and to compound, compromise, abandon or adjust by arbitration or otherwise any actions, suits, proceedings, disputes, claims, demands and things relating to the trust estate; and to execute and deliver releases, agreements and other instruments and to pay or satisfy any debts or claims; and to determine whether any moneys or property are for the purposes of this Declaration to be considered as capital or income, and what constitutes the net profits of the Trust for the fiscal year or any other period, and in what manner any expenses or disbursements are to be borne as between capital and income;

  (g)
  To cause any property to be transferred into the name of the Trust, or into the name of the Trustee or the names of the Trustees jointly with the right of survivorship, if there are more than one, or into the name of one of the Trustees, if there are more than one, or to cause or allow any such property, to remain in the name of, or to be transferred into the name of, any other person, and the same may be done in such manner as not to give notice that such Trustee or Trustees or person is or is not, as the case may be, a Trustee or that such property is affected by any trust; to deposit any moneys of the Trust in any bank or trust company, or with any bankers, (and to entrust to any bank, bankers or trust company or safe deposit company for safekeeping any of the securities and any documents and papers comprised in or relating to the trust estate;

  (h)
  To sell and convey all or part of the trust estate of the Trust to a corporation, or a new association or trust organized for the purpose of acquiring the same in consideration of the issuance to the Trust or all or part of the stock or shares of the transferee, the assumption of the liabilities of the Trust or such other consideration as in the sole discretion of the Trustee seems proper;

  (i)
  To aid by guarantee, agreement, or in any other manner, any corporation, firm, partnership, association, person or persons, any of whose bonds, stocks, evidences of indebtedness or other securities is or are held or owned by the Trust and to do any act or thing designed to protect, preserve, improve, or enhance the value thereof; to form, promote, subsidize and assist corporations, companies, syndicates and partnerships of all kinds and to finance and refinance the same: and to guaranty the obligations of other persons, firms or corporations;

  (j)
  Generally in all matters to deal with the trust estate and to make and control the same and conduct the Trust as fully as if the Trustee were the absolute owner of the trust estate, and to execute, acknowledge, make oath to, deliver, records and/or register, and to do all such agreements, deeds, instruments and things as the Trustee may deem proper for any of the said purposes;

  (k)
  To determine the fiscal year of the Trust, and to change the same at any time and from time to time;

  (l)
  To employ or engage all such persons (including, without limitation, counsel, managers, agents, independent contractors, contractors and clerical or other assistants), make all such contracts, lease such offices and do all such other things as the Trustee may consider necessary, desirable or convenient for carrying out any of such powers or for conducting the business of the Trust and to pay such compensation therefor as he may deem proper, all without being answerable for the acts or defaults of any such persons;

  (m)
  To carry on any business operation or activity referred to in the foregoing clauses either alone or in conjunction with, or as a partnership, joint venture or other arrangement with, any corporation, association, trust, firm or individual, subject to the limitation in Section 4.1 hereof that this Declaration is not creating, and shall not be administered so as to create, a partnership; and

  (n)
  In general, to do any act necessary or incidental to the conduct of said business, operations and activities, and in the transaction thereof, to carry on any other business, and to do any other thing permitted by all present and future laws of The Commonwealth of Massachusetts applicable to Massachusetts business trusts.

    Notwithstanding the foregoing, the Trustee shall not have any power or authority to borrow money on the credit of or on behalf of the Unitholder(s) or to make any contract on their behalf for repayment of any money raised by mortgagee, pledge or charge in pursuance of the provisions hereof or to make any contract or incur any liability whatever on behalf of the Unitholder(s) or binding them in any manner.

ARTICLE 2

Concerning the Trustee

2.1
Trust Estate Vested in Trustee.  Title to the entire trust estate shall, subject to the provisions of subparagraphs (e) and (h) of Section 1.3, be transferred to and the entire trust estate shall always be vested in the Trustee. For the purpose of determining the nature of the interest of the Unitholder(s) therein, all real estate at any time forming part of the trust estate shall at all times be considered as personal estate; and the real estate and personal property comprised in the trust (if there are more than one) estate shall constitute a single fund. Upon the retirement of any Trustee and upon the appointment of a new Trustee, such instruments, if any, shall be executed, acknowledged and delivered by the retiring Trustee (or his heirs or representatives or any the new Trustee) or the other Trustee or Trustees (if there are more than one) shall deem necessary or convenient for confirming or providing Trustees for the time being, but pending such appointment and after such appointment without the execution of any conveyance, all the powers of the Trustee hereunder shall always (not restricting the same to the above enumerated cases) vest in the Trustee or Trustees for the time being hereunder, and the trust estate shall as aforesaid always vest in such Trustee or Trustees.

2.2
Action by as Trustee.  Except otherwise specifically provided in this Trust, and subject to the provisions of Section 2.3 hereof, if there are more than one Trustee, action by a majority of the Trustees holding office at any time shall be required and action by such a majority shall be sufficient for the exercise of any power vested in the Trustees hereby and a majority of the Trustees then holding office may, at any time and from time to time, authorize any one or more of the Trustees, or any one or more of the offices referred to in Section 2.11 hereof (whether or not such officer is a Trustee) or any other agent), to execute any deeds, leases, mortgages, transfers, contracts, bonds, notes, checks, drafts and other obligations for the payment of money on behalf of the Trust. In the event of any vacancy or vacancies in the office of Trustee, the remaining Trustee or Trustees shall nevertheless have full power and authority to act pending the appointment of a successor or successors. If there is but one Trustee, such Trustee shall be authorized to take such action as may be taken by a majority of Trustees when there are more than one.

2.3
Delegation of Powers and Absence of a Trustee.  Any Trustee may, by a written instrument, delegate any or all of his powers to one or more of the other Trustees, if there are more than one, and may likewise revoke any such delegation. While any Trustee who has not delegated his powers as aforesaid is absent from the United States or is incapable of acting by reason of sickness, or otherwise, the other Trustee or Trustees, if any, although less than a majority, shall have all the powers of the Trustee hereunder, and his or their certificate as to such absence, incapacity or vacancy shall be conclusive.

2.4
Resignation of Trustee.  Any Trustee may resign at any time by written notice to that effect acknowledged by the resigning Trustee and given to the remaining Trustee or Trustees, if any, and if there is no remaining Trustee, then to the holder or holders of all certificates issued and outstanding hereunder, and any such resignation shall take effect the (10) days after the delivery of such notice, or prior thereto upon acceptance of such resignation by the remaining Trustee or Trustees or, if there is no remaining Trustee, by the holders of a majority in interest of the outstanding units of beneficial interest issued hereunder.

2.5
Appointment of Successor Trustees.  Any vacancy or vacancies in the office of Trustee, however caused, shall be filled by the remaining Trustee or Trustees, if any, by an instrument in writing. In the event that there is no remaining Trustee, the managing partner of the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (or any successor firm thereto) or any other partner of such firm designated by such managing partner to make such appointments. Each appointment shall have power, by an instrument in writing, to make such appointments. Each appointment of a successor Trustee shall be made with the assent in writing of the holder or holders of a majority in interest of the outstanding units of beneficial interest issued hereunder. Each new Trustee shall qualify by executing a written acceptance of his appointment, whereupon title to the trust estate shall vest in the new Trustee or Trustees and the continuing Trustee or Trustees, if any. The Trustees may, but need not, be Unitholder(s).

2.6
Additional and Interim Trustees.  The Trustee may appoint, by an instrument in writing an additional Trustee or additional Trustees to serve with him and any remaining Trustee or Trustees or the partner in the law firm identified in Section 2.5 hereof, if there is no remaining Trustee, in making an appointment of a successor Trustee or successor Trustees, may appoint a number of successor Trustees other than the number serving prior to any vacancy. Each additional Trustee so appointed shall qualify in be same manner as provided in Section 2.5 hereof for successor Trustees.

  The Trustee may at any time appoint an Interim Trustee or Interim Trustees to serve for such period if time and with respect to such matters as the Trustee may determine from time to time, and during such time and with respect to such matters such Interim Trustee (and not the Trustee) shall have the full power granted to the Trustee herein. Any such: Interim Trustee shall qualify in the manner provided in Section 2.5 hereof for successor Trustees, but shall not be required to resign as provided in Section 2.4 hereof if the term of his appointment is for a definite duration, unless he desires to resign prior to the expiration of the term of his appointment. Upon the expiration of the term of his appointment, any such Interim Trustee shall immediately cease being such without necessity of notice to the Trustee or the Unitholder(s) or others.

2.7
Protection of Persons Dealing with the Trustees.  The receipts of the Trustee or any of the Trustees, if there are more than one, or moneys or things paid or delivered to him or them shall be effectual discharges to the person paying or delivering the same; no person from whom the Trustee shall receive any money, property or other credit shall be required to see to the application thereof; and no purchaser of the Trust property or any part thereof or person dealing with the Trustee shall be bound to ascertain or inquire as to the existence or occurrence of any event or purpose or for which a sale, mortgage, pledge or charge is herein authorized or directed, or otherwise as to the purpose of any of the acts of the Trustee or any of them, if there are more than one, purporting to be done in pursuance of any of the provisions or powers herein contained, or as to the regularity of the resignation or appointment of any Trustee.

2.8
Apportionment of Proceeds upon Termination of Trust.  Upon termination of the Trust the Trustee shall sell and convert into money the whole of the trust estate, except so much as he shall determine to distribute in specie, and after paying or retiring all liabilities and obligations of the Trust or of the Trustee, in whole or in part, if at all, as the Trustee may decide, shall apportion the proceeds thereof, and so much of the trust estate as he shall have determined to distribute in specie, among all the Unitholder(s), ratably according to the kind and proportion of the beneficial interests hereunder held by them respectively, free and clear of all trusts but subject to such undischarged liabilities and obligations of the Trust as the Trustee may determine.

2.9
Qualification of Trustees.  No sale, purchase, contract, arrangement, or dealing made or entered into on behalf of the Trust, or in which it is directly or indirectly interested, to or with any with any Trustee or to or with any firm, trust or corporation in which any Trustee is interested, or in which any Trustee is in any other way directly or indirectly interested, shall be voidable either by the other Trustee or Trustees, if there are more than one, or by the Unitholder(s).

2.10
Compensation of Trustee.  The Trustee shall receive reasonable compensation for his services hereunder and shall be reimbursed for all expenses incurred by him in the performance of his duties hereunder, including counsel fees.

2.11
Officers.  The Trustee may appoint a president, one or more vice-presidents, a treasurer, one or more assistant treasurers, a secretary and such other officers as the affairs of the Trust may in his judgment require. Any of such officers may, but need not, be a Trustee or Unitholder. Such officers shall hold office for such terms, and shall have such authority to perform such duties, as may be defined by the Trustee.

2.12
By-Laws.  The Trustee may from time to time adopt such By-Laws, not inconsistent with the provisions of this Declaration, as he may deem necessary or proper, and may from time to time alter, amend or rescind the same.

2.13
More Than One Trustee.  At any time when there are more than one Trustee appointed, qualified and serving, except as otherwise expressly provided herein, they shall act as Trustees unanimously, if there are two Trustees, or by a majority of their number, if there are more than two.

ARTICLE 3

Concerning Beneficial Interests

3.1
Units of Beneficial Interest.  The beneficial interest in the trust estate shall be in the holders from time to time of transferable units of beneficial interest, hereinafter called "units", with such par value (or none) and other powers, rights, privileges and restrictions as the Trustee may establish from time to time. There shall be initially authorized ten non-assessable units without par value, and the holders of the units shall have sole powers conferred herein on the Unitholder(s) and shall have no pre-emptive rights to subscribe for additional units issued by the Trust.

3.2
Authorization of Additional Units.  This Declaration may be amended from time to time in the manner provided in Article 6 hereof to authorize transferable units in addition to those originally authorized. All such may be of any class or series, preferred or common, with or without par value, and having such preferences, conversion or other special privileges or advantages, or such deferred or restricted rights or disadvantages, as such amendment may specify; provided that, in the absence of any such specification, all such additional units shall rank pari passu with the units originally authorized.

3.3
Issuance of Units.  Authorized units may be issued from time to time in such amounts as the Trustee may determine, either for cash, services, securities, property or other value, or by way of dividend or in exchange for other units of the Trust at the time outstanding, as full-paid or part-paid units, and at such prices and upon such terms as to valuation of services, securities, property or other consideration, as the Trustee may in his absolute discretion see fit and irrespective of the par value, if any, of such units. No holder of units of any class and no holder of other securities of the Trust shall as such have any pre-emptive or preferential right of subscription to, or for the purchase or, any securities or the Trust. The Trustee may determine what part, if any, of the consideration received upon the issuance of any units shall constitute paid-in-surplus, and the remainder (or the whole of such consideration, if the same shall not be any more than the par value, if any, of such units, or if no such determination is made by the Trustee) shall constitute capital; and, in the case of the issuance of units as a dividend, the Trustee may likewise determine the amount to be transferred from surplus to the capital account in respect thereof.

3.4
Adjustment of Capital Account by Trustee.  The Trustee may from time to time increase, decrease or adjust the capital account of the Trust. Unless otherwise determined by the Trustee, no change in the capital account of the Trust shall give rise to any right on the part of any Unitholder to receive a distribution of any asset or assets of the Trust.

3.5
Acquisition and Status of Units Acquired by the Trust.  Units of the Trust may in the discretion of the Trustee be acquired by the Trust either out of surplus or out of capital. If so determined by the Trustee, units so acquired shall be cancelled without, however, thereby reducing the number of authorized units; otherwise, such units shall be held in the treasury as an asset of the Trust and may be sold or otherwise disposed of for such consideration and on such terms as shall from time to time be determined by the Trustee, but such units while so held in the treasury shall not be deemed entitled to any dividend or voting rights and shall not be deemed outstanding for the purpose of taking any action under this Declaration.

3.6
Unit Register.  A register shall be kept under the direction of the Trustee which shall contain the names of the Unitholder(s) and their addresses as supplied by them, the kind and number of units held by them respectively and a record of all transfers thereof. No Unitholder shall be entitled to be recognized as such unless his name and address appear on said register.

3.7
Certificates.  Every Unitholder shall be entitled to receive a certificate, signed by the Trustee, in such form as the Trustee shall from time to time approve, specifying the kind and number of units held by him. In case a certificate shall be lost, stolen or destroyed or become mutilated, the Trustee, upon submission of evidence satisfactory to him of such fact, may issue a new certificate and in that connection may require a bond of indemnity to him.

3.8
Transfer of Units.  Every transfer of any unit, otherwise than by operation of law, shall be in writing under the hand of the transferor or his agent thereunto duly authorized in writing, and in form reasonably satisfactory to the Trustee, and upon delivery thereof to the Trustee, together with the existing certificate and accompanied by such evidence of the genuineness of such transfer, authorization and other matters as may reasonably be required by the Trustee, shall be recorded in the register, and a new certificate therefor issued to the transferee, and in case of a transfer of only a part of the units mentioned in any certificate a new certificate for the residue thereof shall be issued to the transferor. Until any transfer shall be so made and recorded, the transferor shall be deemed to be the holder of the units purported to be transferred thereby, and neither the Trustee nor any other agent of the Trust shall be affected by any notice of such purported transfer. After a transfer shall be made and recorded as above provided, the transferee shall be deemed to be a Unitholder.

3.9
Transfer of Units by Operation of Law.  Any person becoming entitled to and seeking to have transferred to him any units in consequence of the death, bankruptcy or insolvency of any Unitholder, shall be recorded as the holder of said units and receive a new certificate for the same upon production of the proper evidence of his right thereto and delivery of the existing certificate to the Trustee endorsed as he may require, but until such record is made the Unitholder of record shall be deemed to be the holder of the units comprised therein for all purposes hereof and the Trustee shall not be affected by any notice of such death, bankruptcy, insolvency or other event.

3.10
Fixing Record Date.  The Trustee may fix in advance a time of not more than thirty (30) days preceding the date for payment of any dividend or the making of any distribution to Unitholder(s), or preceding the last day on which acting by or the consent of Unitholder(s) may be effectively expressed for any purpose, as the record date for determining the Unitholder(s) having the right to receive such dividend or distribution or the right to participate in such action or give such consent, and in such case only Unitholder(s) of record at the close of business on such record date shall have such right; or without fixing such record date the Trustee may for any of such purposes close the unit register for all or any part of such thirty (30) day period.

3.11
No Duty to Examine into Trusts, etc. to Which Units are Subject.  Neither the Trustee nor the Unitholder(s) nor any agent of the Trust shall be bound to take notice of or be affected by notice of any implied or constructive trust, or of any charge, pledge or equity to which any of the units of the Trust or the interest therein of any of the Unitholder(s) may be subject; and, without limiting the generality of the foregoing, neither the Trustee nor the Unitholder(s) nor any agent of the Trust shall be bound to ascertain or inquire whether any sale or transfer of any unit or interest by any Unitholder or his personal representative is authorized by any trust (whether express, implied or constructive) or proper in view of any charge, pledge or equity, or to recognize any person in view of any charge, pledge or equity, or to recognize any person as having any interest therein except the person registered as such Unitholder, and the receipt of the person in whose name any unit is registered or, if such unit is registered in the names of more than one person, the receipt of any one of such persons or the receipt by the duly authorized agent of all or any of such persons, shall be a sufficient discharge for all dividends and other money and for all securities or property payable, issuable or deliverable in respect of such unit, and from all liability to see to the application thereof.

3.12
Nature of Units.  Units shall be personal property entitling the holders only to the rights and interest in the trust estate conferred by the laws or the Commonwealth of Massachusetts and by this Declaration, and shall not give to the holders any right to possess specific property of the Trust for any purpose.

3.13
Restrictions on Transfer of Units.  The provisions of Sections 3.8 and 3.9 hereof shall be subject to the provisions of this Section. Any Unitholder (including the heirs, assigns executors or administrators of a deceased Unitholder) desiring to sell or transfer any or all of his units shall first offer such units to the Trust through the Trustee and secondly to the other Unitholder(s), by delivering a notice in writing to the Trustee or any of the Trustees, if there are more than one, of his desire so to sell or transfer such units, which notice shall contain the price per share at which be is willing to sell or transfer and the name of one arbitrator.

  The Trustee shall have twenty (20) days within which to elect to have the Trust purchase all or any portion of the units so offered at the price per unit specified in the offering Unitholder's notice, or to name a second arbitrator by notice in writing to said Unitholder. If the Trustee names a second arbitrator as aforesaid, the two arbitrators so named shall select a third arbitrator; and if they fail to agree upon a third arbitrator within five (5) days after the naming of the second arbitrator, such third arbitrator shall be appointed by the then managing partner of the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (or any successor firm thereto) or by any other partner of such firm designated by such managing partner to make such appointment, upon application by either the offering Unitholder or the Trustee (after first giving to the other not less than forty-eight (48) hours' notice of the date, time and place of application). It shall then be the duty of the arbitrators to ascertain the value of the units by the decision of a majority; and the arbitrators shall hold hearings, afford the offering Unitholder, the Trustee and the other Unitholder an opportunity to present evidence, and give written notice to the offering Unitholder and the Trustee (whose duty it shall be to transmit the same to the other Unitholder(s)) of their decision.

  If the Trustee elects to have the Trust purchase all or any portion of the units so owned at the price specified in the offering Unitholder's notice, the Trust shall have ten (10) days within which to purchase the same at such price; and if the Trustee names a second arbitrator, the Trust shall have twenty (20) days after written notice of the decision of the arbitrators has been given to purchase said units at the value established by the arbitrators.

  If the Trustee does not act within the time specified, if the Trust does not purchase all of the offered units or if the Trustee waives the Trust's rights to purchase as to all or any portion of the units offered (in which event they shall promptly give written notice of such waiver to all of the other Unitholder(s)), the other Unitholder(s) shall have an additional twenty (20) days within which to elect to purchase all or any portion of the units offered which are not purchased by the Trust. Unless the other Unitholder(s) otherwise agree, each of them shall be entitled to purchase an amount of the available offered units based upon the proportion of his holdings to the entire number of units outstanding (exclusive of all of the units held by the offering Unitholder, whether or not he is offering all of his holdings) but may elect to purchase a lesser number of units. If at the expiration of the said twenty (20) day period some but not all of the other Unitholder(s) have elected to purchase, or some of those who have elected to purchase have elected to purchase less than the number of units they had the right to purchase, then the Unitholder(s) who elected to participate and to purchase the full number of units they had the right to purchase shall have an additional ten (10) days within which to elect to purchase (in the proportions which the other Unitholder(s) did not elect to purchase. If all or any of the other Unitholder(s) elect to purchase all or any of the units offered, the price shall be determined as follows:

    (a)
    If the Trustee did not appoint a second arbitrator, the other Unitholder(s) may purchase either at the price at which the units were offered or at a price determined by arbitration, and their notice of election shall specify which. If they elect arbitration, they shall in such notice of election (the election to be by vote of the holders of a majority in interest of the units participating in the purchase, if they cannot agree unanimously) appoint a second arbitrator and the procedure shall thereafter be as hereinabove set forth in the event that the Trustees name a second arbitrator; or

    (b)
    If the Trustee appointed a second arbitrator, the price shall be the price determined by the earlier arbitration proceeding;

  and the other Unitholder(s) participating in the purchase shall complete the purchase within twenty (20) days after acceptance by them of the offer (if the price is to be the price at which the units were offered or a price determined by an another arbitration based upon the appointment of the second arbitrator by the Trustee), or within twenty (20) days after written notice of the decision of the arbitrators (if the price is to be determined by an arbitration based upon the appointment of the second arbitrator by the other Unitholder(s)), as the case may be.

  If the other Unitholder(s) do not elect to purchase any of the units offered within the time and in the manner hereinabove set forth, if they do not complete the purchase of the units they elect to purchase within the time specified or if they waive any of their rights to purchase, the offering Unitholder may sell or transfer the units offered and not purchased by either the Trust or the other Unitholder(s) at any time within three (3) months thereafter at a price not less than the price at which he offered said units or, if there has been a determination of value by arbitration, at not less than the lower of the price at which he offered said units and the value so determined by arbitration, or he may have a bona fide gift of the same within said three (3) month period.

  Upon death or dissolution of a Unitholder all of the units owned by him or it at the time of his death or its dissolution shall be offered in writing to the Trust and the other Unitholder(s) by the legal representatives of the deceased or dissolved Unitholder within thirty (30) days after the appointment and qualification of said legal representatives has become final; provided, however, that in making such offer said legal representatives need not specify a price but may simply name on arbitrator, in which event the price shall be determined by arbitration as above set forth. In the event that said legal representatives fail so to offer said units within the period specified, the Trustee may at any time thereafter prior to an offer by the legal representatives give written notice to said legal representatives that the units are required to be offered to the Trust, naming one arbitrator; said legal representatives shall name a second arbitrator by written notice to the Trustee within twenty (20) days thereafter (and if he fails to do so, the second arbitrator may thereupon be named by the then managing partner of the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (or any successor firm thereto) or by any other partner in such firm designated by such managing partner to make such appointment, upon application by the Trustee) and thereafter the procedure shall be as above set forth. In the event that the Trustee waives the rights of the Trust as to all or any of the units owned by a deceased or dissolved Unitholder or fails to initiate proceedings within thirty (30) days after the time for an offer by the legal representatives has expired, the other Unitholder(s) shall have the same right to initiate proceedings as the Trustee and upon initiation of such proceedings by them the Trust shall have no further rights. As to any units of the deceased or dissolved Unitholder which are not purchased by either the Trust or the other Unitholder(s) pursuant to the foregoing provisions, the legal representatives of the deceased or dissolved Unitholder may:

    (x)
    within three (3) months thereafter sell or transfer said units to any person, firm or corporation (without restriction as to price); or

    (y)
    in the course of their administration of the estate of said deceased or dissolved Beneficiary, transfer said units to such person or persons (including trustees under a testamentary trust) as are entitled to receive the same under the will of the deceased or dissolved Unitholder of the statutes governing descent in the event of intestacy or the order of dissolution by the court having jurisdiction as the case may be:

  but shall not make any other or further transfer thereof without first offering the same to the Trust and the other Unitholder(s) as hereinabove provided in the case of an offer by a living or subsisting Unitholder.

  The Trust shall in no event be liable to the offering Unitholder for any failure to purchase the offered units. In the event that a Unitholder effectively elects to purchase offered units, and fails to complete the purchase, the units shall again be offered as required hereby except that said defaulting Unitholder shall not be entitled to participate and shall be liable to the offering Unitholder for all loss, cost, damage and expense (including reasonable attorneys' fees) suffered or incurred by him as a result of such default.

  In any instance in which the value of units is to be determined by arbitration, the decision of a majority of the arbitrators shall be final and binding; provided, that if the arbitrators are unable to arrive at a majority decision, then the decision of the third arbitrator shall be final and binding.

  No units shall be sold or transferred on the books of the Trust unless these provisions have been complied with, but the rights of the Trust may be waived in any particular instance by the Trustee and all of the other Unitholder(s) may in any particular instance waive their rights by a writing filed with the Trustee.

  ARTICLE 4

  Concerning Liability

4.1
Relationship Among Unitholder(s).  A trust, and not a partnership, is created by this Declaration and this Trust shall not be administered so as to create a partnership, and the Unitholder(s) shall, for all purposes, be deemed to be only cestuis que trustent hereunder, with only such rights and liabilities as are conferred or imposed upon them as such cestuis que trustent.

4.2
No Liability of Unitholder(s), Trustee and Agents Generally.  The trust estate shall be directly liable the payment or satisfaction of all obligations and liabilities incurred by the Trustee and agents of the Trust within the scope of their authority. Although the Trustee, as trustee, may be made a party to any suit or proceeding to enforce any such obligation or liability, he shall not on account thereof be held to any personal liability therein, but shall be a party only insofar as is necessary to enable such obligation or liability to be enforced against the trust estate. No Unitholder of the Trust shall be held to any personal liability whatsoever, in tort, contract or otherwise, in connection with such affairs, save only that arising from his own wilful misconduct, knowingly and intentionally committed; and all persons shall look solely to the trust estate for satisfaction of any claim or claims of any other nature arising in connection with the affairs of the Trust. The Trust, and not the Unitholder(s), the Trustee (individually) or agents, shall be principal under and in respect of all agreements, obligations, instruments and action in regard to the affairs of the Trust, and entitled as such to enforce the same, collect damages and take all other action. All such agreements, obligations, instruments and action in regard to the affairs of the Trust shall be deemed to be made, executed, incurred or taken by or in the name and on behalf of the Trust or by the Trustee as trustee hereunder but not personally, and shall, as far as practicable, refer to this Declaration; but, whether or not such reference is made, no Trustee, Unitholder or agent shall be held to any personal liability thereunder.

4.3
Liability of Trustee.  No Trustee shall be liable for anything done or omitted by him in good faith; and a Trustee shall be answerable and accountable only for his own receipts and for his own wilful misconduct, knowingly and intentionally committed, and not for the acts, neglects or defaults of any other Trustee or of any independent contractor, agent, servant or other person employed by the Trustee or any Trustee, if there are more than one, or of any bank, trust company, broker or other person with whom or into whose hands any moneys or securities may be deposited or come, or for any defect in title of any property or securities acquired or for any loss unless it shall happen through such wilful misconduct of his own, knowingly and intentionally committed. No Trustee, however appointed, shall be obligated to give any bond or other surety for the performance of any of his duties hereunder, unless specifically required by a majority of the Trustees then holding office, if there are more than one.

4.4
Indemnification of Trustee.  The Trust shall indemnify and hold harmless each Trustee from and against any and all claims and liabilities to which he may be or become subject by reason of his being or having been a Trustee of this Trust or by reason of his alleged acts or omissions as such Trustee, and shall indemnify and reimburse each such Trustee against and for any and all legal and other expenses reasonably incurred by him in connection with any such claims and liabilities, actual or threatened, whether or not at or prior to the time when so indemnified, held harmless and reimbursed he has ceased to be a Trustee of this Trust, except in relation to matters as to which such Trustee shall have been finally adjudged by a court of competent jurisdiction to have been guilty of wilful misconduct, knowingly and intentionally committed; provided, however, that prior to such final adjudication the Trust may compromise and settle any such claims and liabilities and pay such expenses, if such settlement or payment or both appears, in the judgment of a majority of the Trustees, if there are more than one, who are not involved in such matters, to be for the best interest of the Trust, as evidenced by a resolution to that effect adopted after receipt by the Trust of a written opinion of counsel for the Trust that, based on the facts available to such counsel, such Trustee has not been guilty of wilful misconduct, knowingly and intentionally committed, in the conduct of his office in connection with the matters involved in such compromise, settlement and payment. The right of indemnification herein provided shall he in addition to and not exclusive of any other rights to which any Trustee may otherwise be lawfully entitled; and the term "Trustee", as used in this Section, shall include the heirs, executors and administrators of a Trustee. However, the Trustee shall not be entitled to look to the Unitholder(s) personally for indemnification as aforesaid, but only to the trust estate.

4.5
Reliance Upon Experts, etc.  The Trustees and agents of the Trust shall be entitled to rely upon the opinion or advice of, or any statement or computation by, any counsel, appraiser, surveyor, engineer, broker, auctioneer, accountant or other person deemed by them competent, whether or not disinterested or a Trustee or an agent of the Trust.

ARTICLE 5

Concerning Surplus and Dividends

5.1
Surplus and Dividends.  Subject to the provisions of this Section and to the prior rights, if any, of the holders of any other securities of the Trust in his discretion may from time to time declare dividends on the units hereunder payable at any date fixed by him out of the net profits or surplus (whether paid-in or otherwise) of the Trust, in cash or property, or both, including, without limiting the generality of the foregoing, securities of the Trust, and for that purpose may authorize the issuance of certificates and scrip and may capitalize all or any part of the surplus and may determine the number of dollars per unit so capitalized; but no Unitholder shall have any right to any dividend, whether in cash, property or securities of the Trust, except when and as such dividend shall be paid or notice shall have been given to all the Unitholder(s) who are to receive such divided that the same has been declared as aforesaid.

  In the absence of fraud the determination of the Trustee as to net profits, earnings and surplus, and as to any revaluation or any other matter in connection with payment of a dividend, shall be final and conclusive.

  ARTICLE 6

  Amendment, Termination and Merger of Trust

6.1
Amendment.  This Trust may be amended at any time by an instrument in writing signed by the Trustee or by a majority of the Trustees, if there are more than one, then holding office and assented to in writing by the holders of seventy-five percent (75%) in interest of the outstanding units of beneficial interest issued hereunder, and recorded in accordance with Section 7.8 hereof; provided, however, that no amendment shall impose any liability upon the Unitholder(s) or permit the Trustee to impose any liability upon the Unitholder(s).

6.2
Termination.  This Trust shall have a term ending twenty-one years after the death of the Trustee named hereinabove, unless sooner terminated, and may be terminated at any time by an instrument in writing signed by the holders of seventy-five percent (75%) in interest of the outstanding units of beneficial interest issued hereunder, and recorded in accordance with Section 7.8 hereof.

6.3
Merger.  This Trust may be merged into any Massachusetts corporation at least ninety percent (90%) of the outstanding shares of each class of stock of which are then owned by this Trust, or which then owns at least ninety percent (90%) of the outstanding units of beneficial ownership issued hereunder, with the assent in writing by the holders of at least seventy-five percent (75%) in interest of the outstanding units of beneficial in interest issued hereunder, which merger shall be accomplished in accordance with the provisions of Section 83 of Chapter 156B and all other applicable provisions of the Massachusetts General Laws (and any successor provisions thereto); provided, however, that if said Section 83 (or any successor provision thereto or any other applicable provision of the Massachusetts General Laws) permits such a merger or any other merger or consolidation when there is a lesser or greater percentage of ownership than is now prescribed by said Section 83, any such merger or consolidation shall be permitted hereunder if such then required percentage of ownership by or in this Trust then exists; and provided, further and the foregoing to the contrary notwithstanding, that in no event shall any such merge or consolidation of this Trust be permitted except with the assent in writing of the holders of at least seventy-five percent (75%) in interest of the outstanding units of beneficial ownership issued hereunder.

  ARTICLE 7

  Miscellaneous

7.1
Meetings.  Any action hereunder by either the Trustee or the Unitholder(s) may be taken with or without a meeting.

7.2
Power to Construe Declaration.  The Trust shall have power to construe this Declaration and to act on any such construction, and his construction of the same and any action taken pursuant thereto by the Trustee or agents of the Trust in good faith shall be final and conclusive.

7.3
Meanings of Certain Words.  Unless the context requires otherwise, the masculine shall include the feminine and neuter, and the plural shall include the singular.

7.4
Headings.  The headings of the different articles and sections of this Declaration are inserted for convenience of reference and shall not be deemed to be any part of this Declaration or to control or affect the meaning and construction or effect of the same.

7.5
Effect of Partial Invalidity of Declaration.  If any provision of this Declaration or portion of such provision, or the application thereof to any person or circumstance, is held invalid, the remainder of this Declaration (or the remainder of such provision) and the application thereof to other persons or circumstances, shall not be affected thereby.

7.6
Massachusetts Law Controlling.  This Declaration has been executed, acknowledged and delivered by the Trustee with reference to the statutes and laws of the Commonwealth of Massachusetts, and the rights of all parties and the construction and effect of every provision hereof shall be subject to and construed according to the statutes and laws of The Commonwealth of Massachusetts.

7.7
Signature on Checks.  Anything herein to the contrary notwithstanding, all checks, notes and orders for the payment of money payable to the trust estate hereunder or to any one or more of the Trustees as trustee or trustees hereunder may be endorsed for deposit by any one or more of the Trustees or by any person at his or their direction, in writing or by a stamp: and checks or other orders for the payment, transfer or withdrawal of any funds on deposit belonging to the trust estate hereunder, for whatever purpose and to whomever payable (including those drawn to the individual order of a signor may be signed, drawn and issued by any person or persons designated by the Trustee.

7.8
Recording.  All resignations of Trustees pursuant to Section 2.4, hereof, appointments of an acceptances by successor or additional or Interim Trustees pursuant to Sections 2.5 and 2.6 hereof, all instruments amending this Trust pursuant to Section 6.1 hereof, any instrument terminating this Trust pursuant to Section 6.2 hereof and any instrument merging this Trust into any corporation pursuant to Section 6.3 hereof shall be filed for record with the office of the Secretary of State of The Commonwealth of Massachusetts, and the then remaining Trustee or Trustees, if any, may so file a writter, statement of any vacancy in the office of Trustee that arises for reasons other than resignation (e.g., because of death). No person dealing with the Trustee as he then appears of record on the records of office of the Secretary of State of The Commonwealth of Massachusetts shall be bound to inquire further as to the person or entity who is then Trustee hereunder or as to the amendment or termination of the Trust; and such records shall, as to persons dealing with the Trustee and of any amendment to or termination of this Trust.

  Notwithstanding the foregoing, insofar as any transactions involving real estate are concerned, all of the foregoing shall be filed for record in the Registry of Deeds for the District in which the particular real estate is located (or, if registered land, in the Land Registration Office for the Registry District in which the particular real estate is located); no person dealing with the Trustee with reference to such real estate shall be bound to inquire further than the records of such Registry of Deeds (or Land Registration Office, as the case may be) as to the person or entity who is then Trustee hereunder or as to the amendment or termination of the Trust; and such records of such Registry of Deeds (or Land Registration Office, as the case may be) shall, as to persons dealing with the Trustee with reference to such real estate, be conclusive evidence of the identity of the Trustee and of any amendments to or termination of this Trust. In addition, the foregoing shall be filed for record with the Clerk or Secretary for each city and town in which the Trust has a usual place of business and such filings as are of record there shall have the same conclusive effect as the aforesaid filings with the office of the Secretary of State of The Commonwealth of Massachusetts and Registry or Registries of Deeds (or Land Registration Offices, as the case may be).

    IN WITNESS WHEREOF the original Trustee hereunder has hereunder set his hand and seal on the day and year first above written.

/s/ DENNIS M. HANSON Dennis M. Hanson

COMMONWEALTH OF MASSACHUSETTS

Middlesex, s.s.	27 August, 1996

    Then personally appeared the above named Dennis M. Hanson and acknowledged the foregoing instrument to be his free act and deed, before me.

/s/ BARBARA A. JOHNSON Notary Public
My Commission expires: January 11, 2002

THE SMI TRUST

Schedule of Unitholders

Name	Shares
Steinway Musical Instruments, Inc., a Delaware corporation	10

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  EXHIBIT 3.17
THE SMI TRUST
Schedule of Unitholders